                                                                    Exhibit 99.4


                                                     December 4, 1998




Cellular Communications International, Inc.
110 East 59th Street
New York, NY  10022

Attention:  Mr. William Ginsberg, Chairman, President and CEO

Dear Bill:

         This letter confirms our understanding that Cellular Communications International, Inc. (the "Company") has engaged Wasserstein Perella & Co., Inc. ("WP&Co.") as its financial advisor with respect to a possible merger, consolidation or business combination with, or sale of the Company or a significant portion of its equity securities, assets or businesses (a "Transaction") to OliMan Holding B.V., a joint venture currently owned by Olivetti S.p.A. and by Mannesmann AG ("OliMan") or an entity formed by or at the direction of OliMan. If appropriate in connection with performing its services for the Company hereunder, WP&Co. may utilize the services of one or more of its affiliates, including Wasserstein Perella Securities, Inc., in which case references herein to WP&Co. shall include such affiliates.

         1. WP&Co., in its capacity as financial advisor to the Company, will perform the following financial advisory services:

         (A)      Study and evaluate the Company and its business prospects.

         (B) Identify and analyze the financial alternatives available to the Company.

         (C) Develop the strategy and tactics to be used in evaluating these alternatives in the market.

         (D)      Provide analysis and advice in connection with a Transaction.

         (E) As directed by the Company, assist in the negotiation of a definitive agreement with OliMan.

         (F) If requested by the Company, WP&Co. will provide, in accordance with its customary practice, an opinion (the "Opinion") to the Board of Directors of the Company, with respect to the adequacy or fairness, from a financial point of view, of the consideration to be received in a Transaction, it being understood that the Opinion shall be in such form as WP&Co. shall determine and WP&Co. may qualify the Opinion in such manner as WP&Co. believes appropriate. The Opinion shall not address the Company's underlying business decision to effect a Transaction. Notwithstanding anything to the contrary contained elsewhere herein, the Company may reproduce the Opinion in full in any filings required to be made by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934 in connection with the Transaction and in materials delivered to the stockholders of the Company which are part of such filings (the "Statement"). In such event, the Company may include references to the Opinion and to WP&Co. (in each case in such form as WP&Co. shall approve) in the Statement.

         (G) Provide such other financial advisory services as may from time to time be specifically agreed upon in writing by WP&Co. and the Company.

         In rendering its services to the Company hereunder, WP&Co. is not assuming any responsibility for the Company's underlying business decision to effect any Transaction.

         The Company shall make available to WP&Co. all information concerning the business, assets, operations and financial condition of the Company that WP&Co. reasonably requests in connection with the services to be performed for the Company hereunder, and shall provide WP&Co. with reasonable access to the Company's officers, directors, employees, independent accountants and other advisors and agents as WP&Co. shall deem appropriate. The Company represents that all information furnished by it or on its behalf to WP&Co. will be accurate and complete in all material respects.

         2. WP&Co.'s compensation for services rendered under this engagement will include the following cash fees:

         (A) A fee of $2.0 million, which fee shall be paid promptly following the earlier to occur of: (i) if the Company shall have requested that WP&Co. provide an Opinion, the date upon which WP&Co. advises the Company that it is prepared to render the Opinion, and (ii) execution of an agreement in principle or a definitive agreement to effect a Transaction. This amount will be credited against any transaction fee payable to WP&Co. pursuant to subparagraph 2(B) below.

         (B) In connection with any Transaction, a transaction fee equal to $8.0 million. Compensation, if any, which is payable to WP&Co. pursuant to this subparagraph 2(B) shall be contingent upon the consummation of the Transaction and paid by the Company on the closing date thereof; it being understood and agreed that if more than 50% of the outstanding voting securities of the Company on a fully diluted basis are acquired (the "First Step") and the Acquiror (as hereinafter defined) proposes to acquire any additional voting securities or assets or businesses of the Company in a subsequent transaction, the Transaction shall be deemed to have been consummated and the closing date to have occurred upon consummation of the First Step.

         (C) In the event that WP&Co. agrees to provide additional services to the Company (other than the services specifically described above), then the Company shall pay additional fees to WP&Co. in such amounts as shall be customary given the nature of the services provided, and such services shall be provided upon such other terms as the Company and WP&Co. shall mutually agree in writing.

         (D) In addition to any fees payable by the Company to WP&Co. hereunder, the Company shall, whether or not a Transaction shall be proposed or consummated, reimburse WP&Co. on a monthly basis for its travel and other reasonable out-of-pocket expenses (including all fees, disbursements and other charges of counsel to be retained by WP&Co., and of other consultants and advisors retained by WP&Co.

                  with the Company's consent) incurred in connection with, or arising out of WP&Co.'s activities under or contemplated by, this engagement. The Company shall also reimburse WP&Co., at such times as WP&Co. shall request, for any sales, use or similar taxes (including additions to such taxes, if any) arising in connection with any matter referred to or contemplated by this engagement. Such reimbursements shall be made promptly upon submission by WP&Co. of statements therefor.

         3. The Company recognizes and confirms that, in advising the Company and in completing its engagement hereunder, WP&Co. will be using and relying on publicly available information and on data, material, and other information furnished to WP&Co. by the Company and other parties. It is understood that in performing under this engagement WP&Co. may assume and rely upon the accuracy and completeness of, and is not assuming any responsibility for independent verification of, such publicly available information and the other information so furnished.

         4. The Company and WP&Co. have entered into a separate letter agreement, dated the date hereof and attached hereto, providing for indemnification by the Company of WP&Co. and certain related persons. Such indemnification agreement is an integral part of this agreement and the terms thereof are incorporated by reference herein. As stated therein, such indemnification agreement shall survive any termination or completion of WP&Co.'s engagement hereunder.

         5. WP&Co. has been retained under this agreement as an independent contractor with no fiduciary or agency relationship to the Company or to any other party. The advice (oral or written) rendered by WP&Co. pursuant to this agreement is intended solely for the benefit and use of the Board of Directors of the Company in considering the matters to which this agreement relates, and the Company agrees that such advice may not be relied upon by any other person, used for any other purpose or, except as provided in subparagraph 1(F) hereof, reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to WP&Co. be made by the Company, without the prior written consent of WP&Co.

         6. This agreement and WP&Co.'s engagement hereunder may be terminated by either the Company or WP&Co. at any time upon thirty days' prior written notice thereof to the other party; provided, however, that (a) termination of WP&Co.'s engagement hereunder shall not affect the Company's continuing obliga-tion to indemnify WP&Co. and certain related persons as provided in the separate letter agreement referred to above, and its continuing obligations and agreements under paragraph 5 hereof, (b) notwithstanding any such termination, WP&Co. shall be entitled to (i) the full fees paid or payable to it as provided for in subparagraph 2(A) hereof, and (ii) the full transaction fee in the amount and at the time provided for in subparagraph 2(B) hereof in the event that (x) at any time prior to the expiration of one year following such termination an agreement in principle or definitive agreement to effect a Transaction is entered into, and (y) concurrently therewith or at any time thereafter such Transaction is consummated; and (c) termination of WP&Co.'s engagement hereunder shall not affect the Company's obligation to reimburse the expenses accruing prior to such termination to the extent provided for herein.

         7. The Company agrees that WP&Co. shall have the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder, provided that WP&Co. will submit a copy of any such advertisement to the Company for its approval, which approval shall not be unreasonably withheld or delayed.

         8. This agreement shall be deemed made in New York. This agreement and all controversies arising from or relating to performance under this agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to such state's rules concerning conflicts of laws. The Company hereby irrevocably consents to personal jurisdiction in any court of the State of New York or any Federal court sitting in the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this agreement or any of the agreements or transactions contemplated hereby, which is brought by or against the Company, hereby waives any objection to venue with respect thereto, and hereby agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in any such court. The Company hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Company at its address set forth above, such service to become effective ten (10) days after such mailing. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS AGREEMENT OR CONDUCT IN CONNECTION WITH THIS ENGAGEMENT IS HEREBY WAIVED.

         9. This agreement may be executed in counterparts, each of which together shall be considered a single document. This agreement shall be binding upon WP&Co. and the Company and their respective successors and assigns. This agreement is not intended to confer any rights upon any shareholder, creditor, owner, partner of the Company, or any other person not a party hereto other than the indemnified persons referenced in the indemnification agreement referred to above.

         10. It is understood and agreed that WP&Co. and its affiliates may from time to time make a market in, have a long or short position in, buy and sell or otherwise effect transactions for customer accounts and for their own accounts in the securities of, or perform investment banking or other services for, the Company and other entities which are or may be the subject of the engagement contemplated by this agreement.

         11. (A) The Company has advised WP&Co. that it intends to retain Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") regarding a possible Transaction.

                  (B) The Company acknowledges and agrees that in performing services for the Company, (i) the obligations of each of WP&Co. and DLJ shall under all circumstances be deemed to be several and not joint; (ii) WP&Co. and DLJ are not employees or agents of one another, neither shall have any liability to the Company arising from the acts of omissions of the other, and neither shall have any authority to bind the other vis-a-vis any third party; and (iii) the rights of the indemnified persons and the obligations of the Company under the separate letter agreement referred to in paragraph 4 hereof shall be determined without reference to the rights of the indemnified persons and the obligations of the Company under any engagement letter with DLJ.

         12. Any payments to be made to WP&Co. hereunder and under the related indemnification agreement referred to above shall be in U.S. dollars and shall be free of all withholding, stamp and other taxes and of all other governmental charges of any nature whatsoever.

         We are pleased to accept this engagement and look forward to working with the Company. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter, which shall thereupon constitute a binding agreement between WP&Co. and the Company.

                                Very truly yours,

                                            WASSERSTEIN PERELLA &CO., INC.


                                            By:
                                               ---------------------------------
                                                  Name:    Joseph T. Yurcik
                                                  Title:   Managing Director


ACCEPTED AND AGREED TO:

CELLULAR COMMUNICATIONS INTERNATIONAL, INC.


By:
   ------------------------------------------
         Name:    William Ginsberg
         Title:   Chairman, President and CEO

                                                     December 4, 1998


Wasserstein Perella & Co., Inc.
31 West 52nd Street
New York, NY  10019

Gentlemen:

         In connection with your engagement as our financial advisor pursuant to a separate agreement between you and us, we hereby agree to indemnify and hold harmless Wasserstein Perella & Co., Inc. ("WP&Co.") and its affiliates, their respective directors, officers, agents, employees and controlling persons, and each of their respective successors and assigns (collectively, the "Indemnified persons"), to the full extent lawful, from and against all losses, claims, damages, liabilities and expenses incurred by them which (A) are related to or arise out of (i) actions or alleged actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by us or (ii) actions or alleged actions taken or omitted to be taken by an indemnified person with our consent or in conformity with our actions or omissions or (B) are otherwise related to or arise out of WP&Co.'s activities under WP&Co.'s engagement. We will not be responsible, however, for any losses, claims, damages, liabilities or expenses pursuant to clauses A(ii) and (B) of the preceding sentence which are finally judicially determined to have resulted primarily from the gross negligence or willful misconduct of the person seeking indemnification hereunder. We also agree that no indemnified person shall have any liability to us for or in connection with such engagement or any transactions or conduct in connection therewith except for losses, claims, damages, liabilities or expenses incurred by us which are finally judicially determined to have resulted primarily from the gross negligence, willful misconduct or bad faith of such indemnified person; provided, however, that in no event shall be indemnified persons' aggregate liability to us exceed the fees WP&Co. actually receives from us pursuant to its engagement referred to above, unless there is a final judicial determination of willful misconduct or bad faith specified in this sentence.

         After receipt by an indemnified person of notice of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such person will notify us in writing of such complaint or of the commencement of such action or proceeding, but failure so to notify us will relieve us from any liability which we may have hereunder only if, and to the extent that such failure results in the forfeiture by us of substantial rights and defenses, and will not in any event relieve us from any other obligation or liability that we may have to any indemnified person otherwise than under this letter agreement. If we so elect or are requested by such indemnified person, we will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to WP&Co. and the payment of the fees and disbursements of such counsel. In the event, however, such indemnified person shall have been advised by counsel that having common counsel would present a conflict of interest or if the defendants in, or targets of, any such action or proceeding include both an indemnified person and us, and such indemnified person shall have been advised by counsel that there may be legal defenses available to it or other indemnified persons that are different from or in addition to those available to us, or if we fail to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to such indemnified person, in either case in a timely manner, then such indemnified person may employ separate counsel to represent or defend it in any such action or proceeding and we will pay the fees and disbursements of such counsel; provided, however, that we will not be required to pay the fees and disbursements of more than one separate counsel (in addition to local counsel) for all indemnified persons in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which we assume, the indemnified person will have the right to participate in such litigation and to retain its own counsel at such indemnified person's own expense. We further agree that we will not, without the prior written consent of WP&Co., settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not WP&Co. or any other indemnified person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of WP&Co. and each other indemnified person hereunder from all liability arising out of such claim, action, suit, or proceeding.

         We agree that if any indemnification sought by an indemnified person pursuant to this letter agreement is held by a court to be unavailable for any reason other than as specified in the second sentence of this first paragraph of this letter agreement, then (whether or not WP&Co. is the indemnified person), we and WP&Co. will contribute to the losses, claims, damages, liabilities and expenses for which such indemnification is held unavailable (i) in such proportion as is appropriate to reflect the relative benefits to us, on the one hand, and WP&Co., on the other hand, in connection with WP&Co.'s engagement referred to above, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i), but also the relative fault of us, on the one hand, and WP&Co., on the other hand, as well as any other relevant equitable considerations; provided, however, that in any event the aggregate contribution of all indemnified persons, including WP&Co., to all losses, claims, damages, liabilities and expenses with respect to which contribution is available hereunder will not exceed the amount of fees actually received by WP&Co. from us pursuant to WP&Co.'s engagement referred to above. It is hereby agreed that for purposes of this paragraph, the relative benefits to us, on the one hand, and WP&Co., on the other hand, with respect to WP&Co.'s engagement shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received by us or our stockholders, as the case may be, pursuant to the transaction, whether or not consummated, for which WP&Co. is engaged to render financial advisory services, bears to (ii) the fee paid or proposed to be paid to WP&Co. in connection with such engagement. It is agreed that it would not be just and equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method which does not take into account the considerations referred to in this paragraph.

         We further agree that we will promptly reimburse WP&Co. and any other indemnified person hereunder for all expenses (including fees and disbursements of counsel) as they are incurred by WP&Co. or such other indemnified person in connection with investigating, preparing for or defending, or providing evidence in, any pending or threatened action, claim, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not WP&Co. or any other indemnified person is a party) and in enforcing this agreement.

         Our indemnity, contribution, reimbursement and other obligations under this letter agreement shall be in addition to any liability that we may otherwise have, at common law or otherwise, and shall be binding on our successors and assigns.

         Solely for purposes of enforcing this letter agreement, we hereby consent to personal jurisdiction, service and venue in any court in which any claim or proceeding which is subject to, or which may give rise to a claim for indemnification or contribution under, this letter agreement is brought against WP&Co. or any other indemnified person.

         This letter agreement shall be deemed made in New York. This letter agreement and all controversies arising from or relating to performance under this letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to such state's rules concerning conflicts of laws. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS LETTER AGREEMENT OR ANY ENGAGEMENT OF WP&CO. IS HEREBY WAIVED.

         The provisions of this letter agreement shall apply to the above-mentioned engagement, activities relating to the engagement occurring prior to the date hereof, and any subsequent modification of or amendment to such engagement, and shall remain in full force and effect following the completion or termination of WP&Co.'s engagement.

                                Very truly yours,

                                CELLULAR COMMUNICATIONS INTERNATIONAL, INC.


                                By:
                                   ---------------------------------------------
                                         Name:    William B. Ginsberg
                                         Title:   Chairman, President and CEO


Accepted:

WASSERSTEIN PERELLA & CO., INC.


By:
   --------------------------------
         Name:    Joseph T. Yurcik
         Title:   Managing Director